UNITED STATES OF AMERICA

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SD

 Specialized Disclosure Report

COMMSCOPE HOLDING COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36146	27-4332098
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

1100 CommScope Place, SE Hickory, North Carolina 28602 (Addresses of principal executive offices)

Alexander W. Pease

Executive Vice President and Chief Financial Officer

(828) 324-2200

(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2019.

Section 1 - Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure

In accordance with Rule 13p-1 under the Securities Exchange Act of 1934 (“Rule 13p-1”), CommScope Holding Company, Inc. has filed this Specialized Disclosure Report (“Form SD”) and Conflict Minerals Report for the calendar year ended December 31, 2019. Both reports are publicly available at https://www.commscope.com/globalassets/digizuite/416819-form-sd-and-conflict-minerals-report.pdf.

Item 1.02 Exhibit

A copy of our Conflict Minerals Report for the year ended December 31, 2019 is filed as Exhibit 1.01 hereto.

Section 2 - Exhibits

Item 2.01 Exhibits

Exhibit 1.01 - Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

COMMSCOPE HOLDING COMPANY, INC.

Date:	May 22, 2020	By:	/s/ Alexander W. Pease
Alexander W. Pease
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1.01	Conflict Minerals Report for the Calendar Year Ended December 31, 2019.